Exhibit 13

Hi there,

We’re preparing to launch our next real estate property very soon - this time in Raleigh, North Carolina, a city recognized for its population growth, strong job market and booming tech economy.

Join the waitlist today to get priority access to this upcoming launch.

Why Real Estate through Wahed?

We believe real estate is a great way to build wealth. It generates rental income and has the potential to grow in value over time. But buying property directly usually means large upfront costs and dealing with tenants and maintenance yourself.

With Wahed Real Estate, we’ve made it simpler:

●	We find the properties: Our team sources properties in growing markets with strong rental demand.

●	We vet them thoroughly: Each property is analyzed by our investment team and approved by our Managing Member.

●	Tenants already in place: Many properties come with leases secured, so we earn income from the start.

●	Start from $500: You don’t need hundreds of thousands to invest in real estate.

●	Professional management: Our property managers handle maintenance, tenants and rent collection.

●	Regular distributions: We intend to make quarterly distributions of free cash flow. When we sell after the holding period, you also benefit from any price appreciation.

Join the Waitlist

Kind Regards,

The Wahed Team

Need help? Have feedback? Feel free to contact us
at realestate.us@wahed.com

This email may contain forward-looking statements and information relating to, among other things, Wahed Real Estate Series I, LLC (“Wahed”), its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to Wahed’s management. When used in these materials, words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause Wahed’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Wahed does not undertake any obligation to revise or update these statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Please note: investors in this offering will be clients of the issuer and not Dalmore Group, LLC (“Dalmore”), a registered broker-dealer and member FINRA/SIPC. Dalmore’s role in the transaction is to facilitate back office and regulatory functions related to the Regulation A transaction, and it acts only as the broker-dealer of record for the offering listed. Dalmore is not providing investment advice or recommendations, or legal or tax advice.

This Reg A investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. All investors should make their own determination, with the assistance of their own financial or other advisors, as to whether or not to make any investment based on their independent evaluation, analysis and personal circumstances.

Wahed is conducting one or more offerings, pursuant to Regulation A, of interests in separate series established to hold residential properties to be acquired by such series. An investment in a series constitutes only an investment in that particular series and not in Wahed or the underlying asset(s) of that or any other series. From time to time, Wahed may seek to qualify additional series offerings under Regulation A. For offerings that have not yet been qualified, no money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities of a particular offering can be accepted, and no part of the purchase price can be received, until an offering statement filed with the Securities and Exchange Commission (the “SEC”) relating to that series has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC. An indication of interest involves no obligation or commitment of any kind. You may obtain a copy of Wahed’s offering circular at this link.

Please review the offering circular and the documents included as exhibits to the related offering statement before making any investment decision.

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